[LOGO](R)                 NEWS RELEASE
SYNOVUS(R)
FINANCIAL CORP.




For Immediate Release

Contact:          Patrick A. Reynolds
                  Director of Investor Relations
                  (706) 649-5220

           Synovus Financial Corp. Announces Three-For-Two Stock Split

         Columbus, Ga., April 23, 1998 -- Today, Synovus Financial Corp. (NYSE - "SNV"), the Columbus, Georgia, based multi-financial services company, announced a three-for-two stock split. The three-for-two stock split will be issued on May 21, 1998, to shareholders of record as of May 7, 1998 with a brokers' cut-off date of May 14, 1998.

         Commenting on the stock split, Synovus Financial Corp. Chairman and CEO James H. Blanchard stated, "We are pleased to be able to announce a three-for-two stock split for the third consecutive year. The market has recognized Synovus as a unique, value-added company that consistently performs at the highest levels in our industry, handsomely rewarding our shareholders. This stock split will bring the price of Synovus Common Stock into a range we believe is more desirable to a wider group of investors and will broaden our shareholder base by improving the attractiveness and liquidity of our shares for each of our stockholders."

         Synovus Financial Corp. (Syn o' vus) is a $9.4 billion asset, multi-financial services company composed of 34 banks serving communities throughout Georgia, Alabama, Florida and South Carolina; an 80.7% ownership of Total System Services, Inc. (NYSE - "TSS") (www.totalsystem.com), one of the world's largest credit, debit, commercial and private-label card processing companies; Synovus Trust Company, one of the Southeast's largest providers of trust services; Synovus Securities, Inc., a full-service brokerage firm; and Synovus Mortgage Corp., which offers mortgage services throughout the Southeast. The name "Synovus" was created by the combination of synergy and novus - synergy meaning the interaction of separate components such that the total effect is greater than the sum of its parts and novus (Latin for "new"), meaning usually of superior quality and different from the others listed in the same category. Synovus' Internet address is www.synovus.com.

                                      ENDIT

                    Post Office Box 120 / Columbus, GA 31902